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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
TALX Corporation:


We consent to the incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, No.
333-83367, No. 333-65370, and No. 333-65368 on Forms S-8 of TALX Corporation of our report dated May 2, 2003, except for Note 2 which is as of January 21, 2004 with respect to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2002 and 2003 and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 annual report on Form 10-K/A of TALX Corporation. Our report refers to a change in the method of accounting for goodwill and other intangible assets effective April 1, 2002 and a change in accounting for revenue recognition effective April 1, 2000.

As discussed in Note 2 to the consolidated financial statements, the Company has restated the accompanying consolidated balance sheets as of March 31, 2003 and 2002, the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003.



/s/ KPMG LLP


St. Louis, Missouri
January 21, 2004